EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of BioCryst Pharmaceuticals, Inc. pertaining to the Stock Incentive Plan (Amendment and Restatement of 1991 Stock Option Plan) of our reports dated March 8, 2006, with respect to: (1) the financial statements of BioCryst Pharmaceuticals, Inc.; (2) BioCryst Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting; and (3) the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc., included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
August 15, 2006